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                                                               SEC FILE NUMBER
                                                                  333-07612
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                                                                CUSIP NUMBER
                                                                    07317G
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

 (Check One): [_] Form 10-K    [X] Form 20-F    [_] Form 11-K    [_] Form 10-Q
                               [_] Form N-SAR   [_] Form N-CSR

          For Period Ended:           DECEMBER 31, 2003
                           ----------------------------------------

                       [_]  Transition Report on Form 10-K
                       [_]  Transition Report on Form 20-F
                       [_]  Transition Report on Form 11-K
                       [_]  Transition Report on Form 10-Q
                       [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:           N/A
                                          -------------------------

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

BAYTEX ENERGY LTD.
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Full Name of Registrant


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Former Name if Applicable


SUITE 2200 - 5TH AVENUE S.W.
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Address of Principal Executive Office (Street and Number)


CALGARY, ALBERTA  T2P 2V7
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City, State and Zip Code


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]    (a)    The reasons described in reasonable detail in
                       Part III of this form could not be eliminated without unreasonable effort or expense;

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                                                                               2


         [X]    (b)    The subject annual report, semi-annual report,
                       transition report on Form 10-K, Form 20-F, Form 11-K,
                       Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         [X]    (c)    The accountant's statement or other exhibit
                       required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, could not be filed within the prescribed time period since the Registrant and its accounting staff have been required to devote substantial time and efforts to finalizing its accounting in connection with certain transactions that took place during the fiscal year. As a result, the financial statements of the Registrant for the fiscal year ended December 31, 2003 are in the process of being completed.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

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            DANIEL G. BELOT             403                     269-4282
                (Name)               (Area Code)            (Telephone Number)
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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                        [X]  Yes     [_]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [_]  Yes     [X]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               BAYTEX ENERGY LTD.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   June 30, 2004                By  /s/ Daniel G. Belot
     -----------------                  ---------------------------------------
                                        Name:  Daniel G. Belot
                                        Title: Chief Financial Officer and Vice
                                               President of Finance

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).